Exhibit 10.39

LANTHEUS HOLDINGS, INC.

2014 Equity Incentive Plan

Stock Option Agreement – Time Vesting

THIS AGREEMENT (the “Agreement”) is made effective as of _________ (the “Date of Grant”) by and between Lantheus Holdings, Inc., a Delaware corporation (the “Company”), and _________ (the “Participant”).

RECITALS:

WHEREAS, the Company has adopted the Lantheus Holdings, Inc. 2014 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement and capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the option to purchase shares of the Company’s Common Stock (“Shares”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions set forth in the Plan and this Agreement, all or any part of an aggregate of Shares (the “Option”), subject to adjustment as set forth in the Plan. The Option is intended to be a Nonqualified Stock Option.

2.	Exercise Price. The “Exercise Price” of the Shares subject to the Option shall be $ per Share.

3.	Vesting. Subject to the terms set forth in the Plan and this Agreement, the Option shall vest as follows:

(a)	General. The Option shall vest in equal 25% annual installments over a four-year period on each anniversary of the Date of Grant, subject to the Participant’s continued Service through each applicable vesting date.

(b)	Change in Control. Subject to the Participant’s continued Service through the date of a Change in Control,

(i)	if the consideration paid in connection with such Change in Control for the same class of the Company’s equity securities underlying the then outstanding portion of the Option is all cash, the Option shall become fully vested upon consummation of the Change in Control; or

(ii)	if (x) the consideration paid in connection with such Change in Control for the same class of the Company’s equity securities underlying the then outstanding portion of the Option is all stock, or part cash and part stock, (y) the then outstanding portion of the Option is assumed or substituted by the acquirer in such Change in Control transaction for awards with substantially the same or comparable terms (including, with respect to then current economic value), and (z) the Participant’s Service is terminated without Cause or, to the extent the Participant is party to an employment letter or agreement that defines “Good Reason” (or any similar term), by the Participant for Good Reason, in either case, within twelve (12) months following such Change in Control, the Option shall become fully vested upon such termination of Service.

4.	Forfeiture; Expiration.

(a)	Termination of Service. Any unvested portion of the Option shall be forfeited immediately without consideration upon the termination of the Participant’s Service for any reason. In the event the Participant’s Service is terminated for Cause, the vested portion of the Option shall also be forfeited immediately without consideration upon such termination. Without limiting the generality of the foregoing, and for the avoidance of doubt, the Option (and the Shares and any proceeds resulting therefrom) shall be subject to Section 13.2 and Section 13.3 of the Plan.

(b)	Expiration. Any unexercised portion of the Option shall expire on the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”), or earlier as provided in this Agreement (including, Section 5 of this Agreement) or the Plan.

5.	Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested portion of the Option at any time prior to the earliest to occur of:

(a)	the Expiration Date;

(b)	the date that is sixty (60) days following termination of the Participant’s Service without Cause or, to the extent applicable, for Good Reason;

(c)	the date that is one (1) year following termination of the Participant’s Service due to death or Disability;

(d)	the date of termination of the Participant’s Service for Cause; or

(e)	the date that is forty-five (45) days following the termination of the Participant’s Service for any reason other than pursuant to Sections 5(b), 5(c) or 5(d) above.

6.	Exercise of Option

(a)	Notice of Exercise. Subject to Section 4 and 5 hereof, the Participant or, in the case of the Participant’s death or disability, the Participant’s representative, may exercise all or any part of the vested portion of the Option by delivering to the Company at its principal office written notice of intent to so exercise in the form attached hereto as Exhibit A, or such other form as the Committee may permit (such notice, a “Notice of Exercise”). The Notice of Exercise shall be signed by the person exercising the Option. In the event that the Option is being exercised by the Participant’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option. The Participant or the Participant’s representative shall deliver to the Committee, at the time of giving the Notice of Exercise, payment in a form permissible under Section 7 of this Agreement for the full amount of the Purchase Price and applicable withholding taxes as provided below.

(b)	Issuance of Common Stock. After satisfying all requirements with respect to the exercise of the Option, the Committee shall cause to be issued the Shares as to which the Option has been exercised (or, in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent), registered in the name of the person exercising the Option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). Neither the Company nor the Committee shall be liable to the Participant for damages relating to any delays in issuing the Shares to him or any mistakes or errors in the issuance of the Shares.

(c)	Withholding Requirements. The Company shall have the power and the right to deduct or withhold automatically from any payment or Shares deliverable under this Agreement, or to require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement; provided, that any applicable withholding obligations may be satisfied in the same manner as the Purchase Price as provided in Section 7 of this Agreement or any other manner permitted by the Plan.

7.	Payment for Shares

(a)	Purchase Price. The “Purchase Price” shall be the Exercise Price multiplied by the number of Shares with respect to which the Option is being exercised.

(b)	Cash or Check. All or part of the Purchase Price and the minimum amount of any Federal, state, local or foreign withholding taxes may be paid in cash or by bank certified check.

(c)	Brokered Cashless Exercise. To the extent permitted by applicable law and unless otherwise provided by the Committee, all or part of the Purchase Price may be paid from the proceeds of a sale through a broker on the date of exercise of some or all of the Shares to which the exercise relates. In such case, the Company shall have received a properly executed Notice of Exercise, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the aggregate purchase price, and, if requested, the minimum amount of any applicable Federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinate procedures with one or more brokerage firms.

(d)	Net Exercise. By reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the amount of the Purchase Price and withholding requirements permitted to be so paid by the Company.

(e)	Other Methods of Payment for Shares. At the sole discretion of the Committee, all or any part of the Purchase Price and the minimum amount of any applicable Federal, state, local or foreign withholding taxes may be paid by one or more of the following methods:

(i)	Surrender of Stock. By surrendering, or attesting to the ownership of, Shares that are already owned by the Participant free and clear of any restriction or limitation, unless the Committee specifically agrees to accept such Shares subject to such restriction or limitation. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued by the Company at their Fair Market Value on the date of the applicable exercise of the Option, or to the extent applicable, on the date the tax is to be determined. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Purchase Price (or withholding) if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes that otherwise would not have occurred.

The Committee shall notify the Participant if and when it shall make such other payment methods available to the Participant. Should the Committee exercise its discretion to permit the Participant to exercise the Option and/or satisfy any applicable tax withholding requirements in whole or in part in accordance with this Section 7(e), it shall have no obligation to permit such alternative exercise and/or satisfaction of applicable tax withholding requirements with respect to any remaining portion of the Option or with respect to any other option to purchase Shares held by the Participant.

8.	Transfer of Option. The Option shall be exercisable during the Participant’s lifetime, only by the Participant or by the Participant’s guardian or legal representative. Subject to the approval of the Committee, the Option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) other than by beneficiary designation, will or the laws of descent and distribution and shall not be subject to sale under execution, attachment, levy or similar process.

9.	Adjustment of Shares. In the event of certain changes with respect to the outstanding shares of Common Stock of the Company, the Option may be adjusted in accordance with Section 4.5 of the Plan.

10.	Miscellaneous Provisions

(a)	Securities Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

(b)	Rights of a Shareholder of the Company. Neither the Participant nor the Participant’s representative shall have any rights as a shareholder of the Company with respect to any Shares subject to the Option until the Participant or the Participant’s representative becomes entitled to receive such Shares by (i) filing a Notice of Exercise, (ii) paying the Purchase Price and withholding obligation as provided in this Agreement, and the Company receiving such amounts, (iii) the Company issuing the Shares and entering the name of the Participant in the register of shareholders of the Company as the registered holder of such Shares, and (iv) satisfying such other conditions as the Board or the Committee shall reasonably require.

(c)	No Right to Continued Service. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(d)

Transfer Restrictions. The Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable Federal or state laws, and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(e)	Notification. Any notification required by the terms of this Agreement shall be given by the Participant (i) in a writing addressed to the Company at its principal executive office and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (ii) by facsimile or electronic transmission to the Company’s principal fax number or e-mail address of the Company’s Chief Financial Officer and General Counsel (as applicable) and shall be deemed effective upon confirmation of receipt by the sender of such transmission. Any notification required by the terms of this Agreement shall be given by the Company (i) in a writing addressed to the address that the Participant most recently provided to the Company and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (ii) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and shall be deemed effective upon confirmation of receipt by the sender of such transmission.

(f)	Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(g)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(h)	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(i)	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(j)	Amendment. This Agreement shall not be amended unless such amendment is agreed to in writing by both the Participant and the Company.

(k)	Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement shall be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant and each party to this Agreement agrees that it shall bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action shall be effective if notice is given in accordance with this Agreement.

(l)	Signature in Counterparts. This Agreement may be signed in counterparts, manually, or electronically, and each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(m)	Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first written above.

PARTICIPANT	LANTHEUS HOLDINGS, INC.

By:

EXHIBIT A

NOTICE OF EXERCISE

Lantheus Holdings, Inc.

331 Treble Cove Road

North Billerica, Massachusetts 01862

Attention: General Counsel

Date of Exercise:

Ladies & Gentlemen:

1. Exercise of Option. This constitutes notice to Lantheus Holdings, Inc. (the “Company”) that pursuant to my Lantheus Holdings, Inc. 2014 Equity Incentive Plan Stock Option Agreement – Time Vesting, dated             , 20     (the “Award Agreement”), I elect to purchase the number of Shares set forth below for the price set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Award Agreement. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the Option exercised by this notice and have full power and authority to exercise the same.

Number of Shares as to which Option is exercised (“Optioned Shares”):

Shares to be issued in name of:

Date of Grant:

Total Purchase Price:

2. Delivery of Payment. With this notice, I hereby deliver to the Company the full exercise price of the Optioned Shares and any and all withholding taxes due in connection with the exercise of my Option, subject to satisfaction of the Purchase Price any and all withholding taxes in any other manner consistent with the Award Agreement and the Plan.

4. Rights as Stockholder. While the Company shall endeavor to process this notice in a timely manner, I acknowledge that until the issuance of the Optioned Shares (or, in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent) and my satisfaction of any other conditions imposed by the Committee pursuant to the Plan or as set forth in the Award Agreement, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares, notwithstanding the exercise of my Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the Optioned Shares.

4. Interpretation. Any dispute regarding the interpretation of this notice shall be submitted promptly by me or by the Company to the Committee. The resolution of such a dispute by the Committee shall be final and binding on all parties.

5. Entire Agreement. The Plan, the Award Agreement under which the Optioned Shares were granted are incorporated herein by reference, and together with this notice constitute the entire agreement of the parties with respect to the subject matter hereof.

Very truly yours,

Signature:

Name:

Social Security Number: